SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2002
                                                    (March 28, 2002)


                              Panavision Inc.
      --------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


   Delaware               001-12391                      13-3593063
------------------      ---------------                ----------------
(State or other         (Commission                    (IRS Employer
jurisdiction of         File Number)                   Identification No.
incorporation)


           6219 De Soto Avenue, Woodland Hills, California    91367
          ------------------------------------------------------------
            (Address of principal executive offices)       (Zip Code)


                               (818) 316-1000
     ----------------------------------------------------------------
            (Registrant's telephone number, including area code)



                              Panavision Inc.
                         Current Report on Form 8-K



Item 5.  Other Events

         On March 28, 2002, the registrant issued a press release announcing that it is planning an offering of $250.0 million in aggregate principal amount of senior secured notes due 2009 and that it is in discussions to enter into a new credit agreement to replace its existing credit agreement.

         On April 1, 2002, the registrant issued a press release announcing that it has commenced a tender offer for cash to purchase any and all of its outstanding 9 5/8% Senior Subordinated Notes due 2006.


Item 7.  Financial Statements and Exhibits.

         a.       Financial Statements
                  Not required

         b.       Pro forma Financial Information
                  Not required

         c.       Exhibits

                  Exhibit No.                            Description
                  -----------                            ----------

                  99.01                         Press Release of Panavision
                                                Inc. dated March 28, 2002.

                  99.02                         Press Release of Panavision
                                                Inc. dated April 1, 2002.




                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned's duly authorized signatory.

Dated: April 1, 2002

                                    PANAVISION INC.


                                    By: /s/  Scott L. Seybold
                                       -----------------------------------
                                       Name:  Scott L. Seybold
                                       Title: Executive Vice President and
                                              Chief Financial Officer




                               EXHIBIT INDEX



Exhibit No.           Description
-----------           -----------

99.01                 Press Release of Panavision Inc. dated
                      March 28, 2002.

99.02                 Press Release of Panavision Inc. dated
                      April 1, 2002.




                                                                      99.01

For Immediate Release

 Panavision Inc. Announces Offering of $250 Million of Senior Secured Notes

         Woodland Hills, CA - March 28, 2002 - Panavision Inc. announced today that it is planning an offering of $250 million in aggregate principal amount of senior secured notes due 2009. The senior notes are expected to be issued in mid-April 2002, subject to market conditions.

         Panavision also announced that it is currently in discussions to enter into a new credit agreement to replace its existing credit agreement. The net proceeds from the offering of the senior notes, together with borrowings under a new credit agreement, would be used by Panavision to repay amounts outstanding under its existing credit agreement and purchase or otherwise retire its outstanding 95/8% Senior Subordinated Discount Notes Due 2006. There can be no assurance that the offering will be consummated or that Panavision will be able to enter into a new credit agreement. The senior notes have not been registered under the Securities Act of 1933, as amended, and will be offered and sold pursuant to applicable exemptions from the registration requirements under the Securities Act.

         Panavision is a leading designer, manufacturer and supplier of high precision camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries.

                                    ***

                                Contact: Mark Baker
                                (212) 484-7780





                                                                      99.02

For Immediate Release

 Panavision Inc. Announces Tender Offer for 9 5/8% Senior Subordinated
           Discount Notes due 2006 and Related Consent Solicitation

         Woodland Hills, CA - April 1, 2002 - Panavision Inc. announced today that it has commenced a tender offer for cash to purchase any and all of its outstanding 9 5/8% Senior Subordinated Notes due 2006 (CUSIP No. 693671 AB5) for total consideration of $650 (including a $30 consent payment described below) per $1,000 principal amount at maturity of the notes, plus accrued and unpaid interest to, but not including, the date of payment for the notes. The offer will expire at 12:00 midnight, New York time, on April 25, 2002, unless extended by the Company. In connection with the tender offer, Panavision is also soliciting consents to proposed amendments to the indenture governing the notes. Holders who tender their notes will be required to consent to the proposed amendment which will eliminate or modify many of the restrictive covenants and delete certain events of default contained in the indenture. In order for the proposed amendments to become effective, Panavision will have to obtain the consent of holders of notes representing at least a majority in principal amount at maturity of the outstanding notes. Panavision will make the $30 consent payment referenced above only for consents given in connection with the valid tender of notes prior to 5:00 p.m. New York time, on April 9, 2002. Tenders of notes and the related consents may be withdrawn only under the circumstances described in the offer to purchase.

         The offer is conditioned upon, among other things, obtaining receipt of sufficient financing to consummate the offer.

         This announcement does not constitute an offer with respect to any securities. The offer will be subject to the terms and conditions set forth in an offer to purchase and consent solicitation and the letter of transmittal that the company will furnish to holders of the notes.

         Panavision is a leading designer, manufacturer and supplier of high precision camera systems, comprising cameras, lenses and accessories, for the motion picture and television industries.

                                    ***

Contact: Tony Shaffer
(212) 484-7469